                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-19025

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 18, 1998

                                 $250,000,000


                                     LOGO

                           Baxter International Inc.

                    6 5/8% Debentures due February 15, 2028

                  Interest payable February 15 and August 15

                                 ------------

 The Debentures  are redeemable, in  whole or in part,  at the option  of the
   Company at any  time at a redemption  price equal to the  greater of (i)
     100% of the principal amount of  such Debentures and (ii) the sum  of
      the  present  values  of   the  remaining  scheduled  payments  of
        principal and  interest thereon  discounted to  the redemption date on a  semiannual basis at  the Adjusted Treasury  Rate
           (as  defined herein) plus  15 basis points,  together in
             either case  with  accrued interest  to the  date of
               redemption.  See  "Description  of   Debentures--
                Optional Redemption."

 The  Debentures  will  be  represented  by one  or  more  global  Debentures registered in  the name of the  nominee of The Depository  Trust Company
     ("DTC").  Beneficial  interests in  the  global  Debentures will  be shown on, and  transfers thereof will be  effected only through, records maintained  by DTC  and its participants.  Except as described herein, Debentures in definitive form will not
             be issued.  The Debentures  will  be issued  only  in
              registered  form  in denominations  of $1,000  and
                integral  multiples thereof.  See "Description
                  of Debentures."

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                              UNDERWRITING
                            PRICE TO          DISCOUNTS AND        PROCEEDS TO
                            PUBLIC(1)          COMMISSIONS        COMPANY(1)(2)
                            ---------         -------------       -------------
Per Debenture.........       99.122%              .875%              98.247%
Total.................    $247,805,000         $2,187,000         $245,617,500

(1) Plus accrued interest from February 15, 1998.
(2) Before deduction of expenses payable by the Company estimated at $85,000.

  The Debentures are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Debentures in book-entry form will be made through the facilities of DTC on or about February 23, 1998, against payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON

                            GOLDMAN, SACHS & CO.

                                                         J.P. MORGAN & CO.

                Prospectus Supplement dated February 18, 1998.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               ----------------

                                  THE COMPANY

  Baxter International Inc., through its subsidiaries (the "Company"), operates in a single industry segment as a global developer, manufacturer and marketer of products and technologies related to the blood and circulatory system. It has market-leading positions in four businesses within this segment of the medical products and services industry: Blood Therapies, which develops biopharmaceutical and blood collection and separation products and technologies; I.V. Systems/Medical Products, which develops technologies and systems to improve intravenous medication delivery and distributes medical products; Renal, which develops products and provides services to treat kidney disease; and CardioVascular, which develops products and provides services to treat late-stage heart disease and vascular disorders.

                              RECENT DEVELOPMENTS

VIMRX PHARMACEUTICALS INC.

  In December 1997, the Company and VIMRX Pharmaceuticals Inc. formed a new cell therapy company to develop innovative treatments for cancer and other life-threatening diseases. The Company transferred certain assets of its Immunotherapy division to the new company and holds a minority-ownership position along with warrants to acquire an additional ownership interest in the future.

OHMEDA PHARMACEUTICAL PRODUCTS DIVISION

  In January 1998, the Company signed a definitive agreement to acquire the Pharmaceutical Products Division of BOC Group's Ohmeda health-care business, a manufacturer of gases and drugs used for general and local anesthesia. The transaction is subject to customary antitrust review and is expected to close in 1998.

                            SELECTED FINANCIAL DATA

  The table on the facing page sets forth selected consolidated financial information of the Company on an historical basis. This information should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into the Prospectus. Selected unaudited historical financial information for the nine months ended September 30, 1996 and 1997 includes all adjustments necessary for a fair presentation of the interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

                            SELECTED FINANCIAL DATA

                           BAXTER INTERNATIONAL INC.
                     (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                 YEAR ENDED DECEMBER 31,                    (UNAUDITED)
                          --------------------------------------------  ---------------------
                           1992   1993(1)      1994   1995(2)   1996     1996      1997(3)
                          ------  -------     ------  -------  -------  ------  -------------
STATEMENT OF INCOME
 DATA:
Net sales...............  $3,857  $4,116      $4,479  $5,048   $5,438   $3,944     $4,506
Income (loss) from
 continuing operations..     373    (193)        406     371      575      417        118
Income (loss) from
 continuing operations
 per common share(4):
  Basic.................    1.34   (0.70)       1.45    1.34     2.11     1.53       0.43
  Diluted...............    1.32   (0.70)       1.44    1.33     2.07     1.50       0.42
Cash dividends declared
 per common share.......    0.86    1.00       1.025    1.11     1.17    .8875      .8475
Ratio of earnings to
 fixed charges:
  As reported...........    5.18x   0.63x(6)    4.80x   4.64x    5.99x    5.91x      2.60x
  Supplemental(5).......     N/A    4.53x        N/A    6.12x     N/A      N/A       4.64x
CASH FLOW DATA:
Capital expenditures(7).     362     332         380     399      398      255        267
Depreciation and
 amortization...........     251     273         302     336      348      255        299
                                                                                SEPTEMBER 30,
                                      DECEMBER 31,                               (UNAUDITED)
                          --------------------------------------------          -------------
                           1992   1993(1)      1994    1995    1996(9)              1997
                          ------  -------     ------  -------  -------          -------------
BALANCE SHEET DATA:
Total assets............  $8,310  $9,211      $9,039  $9,437   $7,596              $8,155
Net debt (8)............   2,902   3,139       2,404   2,115    1,280               2,344
Long-term debt and lease
 obligations............   2,433   2,800       2,341   2,372    1,695               2,560
Stockholders' equity....   3,795   3,185       3,720   3,704    2,504               2,469

--------
(1) Results include a restructuring charge of a pretax amount of $216 million and a net charge for litigation of a pretax amount of $330 million.
(2) Results include a restructuring charge of a pretax amount of $103 million and a net charge for litigation of a pretax amount of $96 million and an in-process research and development charge of $18 million.
(3) Results include an in-process research and development charge of $352 million.
(4) Per share amounts are calculated in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share.
(5) Excludes the charges described in notes (1), (2) and (3).
(6) As a result of the loss incurred during this period, the Company's earnings did not fully cover the indicated fixed charges. The earnings required to attain a ratio of one-to-one are $52 million.
(7) Includes additions to the pool of equipment leased or rented to customers.
(8) Total debt and lease obligations net of cash and equivalents.
(9) Certain balance sheet data were significantly affected by the spin-off of Allegiance Corporation, which occurred on September 30, 1996.

                           DESCRIPTION OF DEBENTURES

  The 6 5/8% Debentures due February 15, 2028 (the "Debentures") are an issue of the Company's Debt Securities (as described in the accompanying Prospectus, to which this Prospectus Supplement relates, as "Offered Securities"). The following description of the terms of the Debentures supplements the description of the Debt Securities contained in the Prospectus and is qualified in its entirety by reference to the terms and provisions of the Debentures.

GENERAL

  The Debentures will be issued under an amended and restated indenture dated as of November 15, 1985, as supplemented (the "Indenture"), between the Company and First Trust National Association, as trustee (the "Trustee"), and will be limited to $250,000,000 in aggregate principal amount. Each Debenture will mature on February 15, 2028. The Debentures will be issued in denominations of $1,000 and integral multiples of $1,000. The Debentures will not be entitled to the benefit of any sinking fund.

  The Debentures will bear interest from February 15, 1998, payable semi-annually on February 15, and August 15 of each year, commencing August 15, 1998, to the persons in whose names the Debentures are registered at the close of business on the January 30 or July 30, respectively, preceding the interest payment date. Interest on the Debentures will be calculated based on a 360-day year of twelve 30-day months.

  So long as the Debentures are each represented by a global certificate, the interest payable on the Debentures will be paid to Cede & Co., the nominee of DTC, as depositary (the "Depository"), or its registered assigns as the registered owner of the global certificate, by wire transfer of immediately available funds on each of the applicable interest payment dates, not later than 2:30 p.m. Eastern Standard Time. If the Debentures are no longer represented by a global certificate, payment of interest may, at the option of the Company, be made by check mailed to the address of the person entitled thereto. No service charge will be made for any transfer or exchange of Debentures but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

  The Debentures will be redeemable, in whole or in part, at the option of the Company at any time at a redemption price equal to the greater of (i) 100% of the principal amount of such Debentures or (ii) as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued interest thereon to the date of redemption.

  "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.15%.

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Treasury Reference Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

  "Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Goldman, Sachs & Co., and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Debentures to be redeemed.

  Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Debentures or portions thereof called for redemption.

BOOK-ENTRY, DELIVERY AND FORM

  The Debentures will be represented by one or more global certificates (a "Global Security"), that will be deposited with, or on behalf of, the Depository and registered in the name of Cede & Co., the nominee of the Depository.

  The Depository has advised the Company and the Underwriters as follows: The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depository was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depository only through participants.

  Unless and until it is exchanged in whole or in part for certificated Debt Securities, in definitive form, each Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor depository or a nominee of such successor depository.

  A further description of the Depository's procedures with respect to the Debentures is set forth in the accompanying Prospectus under the heading "Description of Securities--Payment of Interest and Exchange--Global Securities and Book-Entry System."

DEFEASANCE

  The Company may terminate all of its obligations under certain restrictive covenants in the Indenture, as described in the Prospectus, by irrevocably depositing in trust with the Trustee, money or U.S. Government Obligations, or any combination of the two, sufficient to pay principal of and interest on the Debentures to maturity. See "Prospectus--Description of Securities--Defeasance and Termination of Obligations."

TRUSTEE

  The Company may from time to time borrow money from the Trustee or its affiliates, maintain deposit accounts with the Trustee or its affiliates and conduct other banking transactions with it in the ordinary course of business.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement dated February 18, 1998 (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally but not jointly agreed to purchase, the respective principal amounts of the Debentures set forth opposite its name below.

                                                                     PRINCIPAL
                                                                      AMOUNT
                              UNDERWRITER                          OF DEBENTURES
                              -----------                          -------------
      Credit Suisse First Boston Corporation...................... $ 83,400,000
      Goldman, Sachs & Co.........................................   83,300,000
      J.P. Morgan Securities Inc..................................   83,300,000
                                                                   ------------
          Total................................................... $250,000,000
                                                                   ============

  Under the terms and conditions of the Underwriting Agreement, each of the Underwriters is obliged to purchase all of its Debentures, if any Debentures are purchased. The Underwriting Agreement provides that, in the event of default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company has been advised that the Underwriters propose to offer the Debentures to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of 0.50% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% the principal amount of the Debentures to certain other dealers. After the initial offering, the offering price and other selling terms may be changed by the Underwriters.

  The Debentures are a new issue of securities with no established trading market. The Underwriters have informed the Company that they intend to make a market in the Debentures, but are under no obligation to do so and such market making may be terminated at any time. Therefore, no assurance can be given as to the existence or the liquidity of a trading market in the Debentures in the future. The Debentures will not be listed on any national securities exchange.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended.

  From time to time, the Underwriters have provided various investment banking, commercial banking and other services to the Company for which each received customary compensation.

  The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Debentures in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Debentures originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Debentures to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

PROSPECTUS

LOGO

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
847.948.2000

DEBT SECURITIES

  Baxter International Inc. (the "Company") intends to offer from time to time up to $550,000,000 aggregate principal amount (or the equivalent in foreign denominated currency or European Currency Units ("ECU")) of its senior, unsecured debt securities (the "Securities") on terms to be determined when an agreement to sell is made. The specific designation, aggregate principal amount, rate or method of calculation of any interest, the time of payment of any interest, maturity, authorized denominations, any initial public offering price, any redemption terms or prepayment rights, repurchase rights, other specific terms, currency of payment, and any listing on a securities exchange for each issue of Securities in respect of which this Prospectus is being delivered (the "Offered Securities") are set forth in the accompanying prospectus supplement (the "Prospectus Supplement"), together with the terms of the offering of the Offered Securities, the net proceeds to the Company from their sale, and the ratio of earnings to fixed charges for appropriate periods.

  The Securities may be sold directly, through agents, or through underwriters or dealers. If any agents of the Company or any underwriters are involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions and discounts are set forth in the Prospectus Supplement.

                               ----------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

               The date of this Prospectus is February 18, 1998.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, electronic copies of all such reports are available on the World Wide Web at http://www.sec.gov/edgarhp.htm. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the stock exchanges on which the Company's common stock is listed: New York Stock Exchange, 20 Broad Street, New York, New York 10005; Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605; and Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents filed by the Company under the 1934 Act with the Commission are incorporated herein by reference:

  (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

  (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997; and

  (3) The Company's Current Reports on Form 8-K dated January 29, and March 18, 1997 and February 11, 1998.

  All documents filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to termination of the offering of the Securities shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Prospectus Supplement.

  The Company will provide without charge to each person to whom a copy of this Prospectus and the Prospectus Supplement have been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus and the Prospectus Supplement by reference, other than exhibits to such documents. Requests for such copies should be directed to: Stockholder Services Department, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015, Telephone: (847) 948-4913.

  No person has been authorized to give any information or to make any representation not contained in this Prospectus or, with respect to particular Offered Securities, the Prospectus Supplement relating thereto, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any agent, underwriter or dealer. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus or, with respect to particular

Offered Securities, the Prospectus Supplement relating thereto, nor any sale made under this Prospectus and any Prospectus Supplement shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                                  THE COMPANY

  Baxter International Inc. ("Baxter"), through its subsidiaries (the "Company"), operates in a single industry segment as a global developer, manufacturer and marketer of products and technologies related to the blood and circulatory system. It has market-leading positions in four businesses within this segment of the medical products and services industry: Blood Therapies, which develops biopharmaceutical and blood collection and separation products and technologies; I.V. Systems/Medical Products, which develops technologies and systems to improve intravenous medication delivery and distributes medical products; Renal, which develops products and provides services to treat kidney disease; and CardioVascular, which develops products and provides services to treat late-stage heart disease and vascular disorders. Baxter was incorporated in Delaware in 1931.

  The Company's principal executive offices are located at One Baxter Parkway, Deerfield, Illinois 60015, Telephone: (847) 948-2000.

                                USE OF PROCEEDS

  Except as otherwise set forth in the Prospectus Supplement relating to the Offered Securities, net proceeds from the sale of the Securities will be used for working capital purposes, to repay existing debt, for capital expenditures and for general corporate purposes.

                           DESCRIPTION OF SECURITIES

  The Securities are to be issued under an amended and restated indenture dated as of November 15, 1985, as supplemented (the "Indenture"), a copy of which is an exhibit to the Registration Statement. The following summary does not purport to be complete, and where particular provisions of the Indenture are referred to, such provisions, including definitions of certain terms, are incorporated by reference as a part of such summary of terms, which is qualified in its entirety by such reference.

GENERAL

  The Securities will be senior unsecured obligations of the Company, ranking prior to any subordinated debt of the Company.

  The Indenture does not limit the amount of Securities which can be issued thereunder and provides that Securities may be issued in one or more series up to the aggregate principal amount which may be authorized from time to time by the Company. The Indenture does not restrict the amount of additional unsecured debt (whether senior or subordinated) which the Company may incur nor does the Indenture limit the amount which the Company may apply to the payment of dividends or the redemption or purchase of shares of its stock. Except as otherwise described in this Prospectus (see "Description of Securities--Restrictions on Mergers, Consolidations and Transfers of Assets"), the Prospectus Supplement, the Indenture and the Securities do not contain any covenants which restrict the Company's incurring additional indebtedness which might be deemed a highly-leveraged transaction, or which might result in a change in ratings of the Securities. If such covenants are included in the terms of any Offered Securities, they will be described in the related Prospectus Supplement.

  Reference is made to the Prospectus Supplement for the following terms of the Offered Securities: (i) the designation, aggregate principal amount, currency and authorized denominations of the Offered Securities; (ii) the percentage of their principal amount at which the Offered Securities will be offered; (iii) the date or dates on which the Offered Securities will mature;
(iv) the rate or rates per annum, if any, at which the Offered Securities will bear interest; (v) the times at which any such interest will be payable; and
(vi) any redemption terms and other special terms.

  Except as otherwise provided in the Prospectus Supplement, the principal of and any interest on the Securities will be payable at the office or agency of the Company designated in the form of Security and described in the Prospectus Supplement. Interest may be paid at the option of the Company by check mailed to the address of the registered owner of the Securities. The Company will also maintain an office where Securities of a particular series may be presented for registration of transfer or for exchange for Securities of like series of different denominations. (Sections 2.01, 2.03, 2.06)

  Except as otherwise provided in the Prospectus Supplement, the Securities will be issued only in fully registered form without coupons. The Registrar or co-Registrar need not exchange or register the transfer of any Security selected for redemption. Also, it need not exchange or register the transfer of any Securities of a series for a period of 15 days before a selection of Securities of that series to be redeemed. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Securities. (Section 2.06)

PAYMENT OF INTEREST AND EXCHANGE

  Each Security may be represented by either one or more global securities (a "Global Security") registered in the name of The Depository Trust Company, as depositary (the "Depository") or a nominee of the Depository (each such Security represented by a Global Security being herein referred to as a "Book-Entry Security"), or a certificate issued in definitive registered form (a "Certificated Security"), as set forth in the applicable Prospectus Supplement. Except as set forth under "Global Securities and Book-Entry System" below, Book-Entry Securities will not be issuable in certificate form.

  CERTIFICATED SECURITIES. Certificated Securities may be transferred or exchanged at the Trustee's office or paying agencies in accordance with the terms of the Indenture. No service charge will be made for any transfer or exchange of Certificated Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  The transfer of Certificated Securities and the right to the principal of, premium, if any, and interest, if any, on such Certificated Securities may be effected only by surrender of the old certificate representing such Certificated Securities and either reissuance by the Trustee of the old certificate to the new holder or the issuance by the Trustee of a new certificate to the new holder.

  GLOBAL SECURITIES AND BOOK-ENTRY SYSTEM. Each Global Security representing Book-Entry Securities will be deposited with, or on behalf of, the Depository, and registered in the name of the Depository or a nominee of the Depository. Except as set forth below, Book-Entry Securities will not be exchangeable for Certificated Securities and will not otherwise be issuable as Certificated Securities.

  The procedures that the Depository has indicated it intends to follow with respect to Book-Entry Securities are set forth below.

  Ownership of beneficial interests in Book-Entry Securities will be limited to persons that have accounts with the Depository for the related Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Global Security, the Depository will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Book-Entry Securities represented by such Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Book-Entry Securities. Ownership of Book-Entry Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Book-Entry Securities.

  So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of Book-Entry Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning Book-Entry Securities must rely on the procedures of the Depository for the related Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture.

  The Company understands, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a Global Security to exercise certain rights of holders of Securities.

  Payments of principal, premium, if any, and interest on Book-Entry Securities will be made to the Depository or its nominee, as the case may be, as the registered holder of the related Global Security. Neither the Trustee nor any agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that the Depository, upon receipt of any payment of principal, premium, if any, or interest on a Global Security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of Book-Entry Securities held by each such participant as shown on the records of such Depository. The Company also expects that payments by participants to owners of beneficial interests in Book-Entry Securities held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

  If the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act, and a successor Depository registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue Certificated Securities in exchange for each Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Book-Entry Securities represented by one or more Global Securities and, in such event, will issue Certificated Securities issued in exchange for a Global Security or Securities. Global Securities will also be exchangeable for Certificated Securities if an Event of Default with respect to the Book-Entry Securities represented by such Global Security has occurred and is continuing. Any Certificated Securities issued in exchange for a Global Security will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from participants with respect to ownership of Book-Entry Securities relating to such Global Security.

  The foregoing information in this section concerning the Depository and the Depository's Book-Entry System has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

DEFINITIONS

  The following terms are defined in the Indenture. (Section 4.01)

  The term Consolidated Net Tangible Assets is defined to mean the total amount of assets which would be included on a consolidated balance sheet of the Company and its Subsidiaries under generally accepted accounting principles (less applicable reserves and other properly deductible items) after deducting therefrom: (i) all short-term liabilities and liability items, except for indebtedness payable by its terms more than one year from the date of incurrence thereof (or renewable or extendible at the option of the obligor for a period ending more than one year after such date of incurrence) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of debt, and other like intangibles (except prepaid royalties).

  The term Principal Facility is defined to include any manufacturing plant, warehouse, office building or parcel of real property owned by the Company, or any Restricted Subsidiary, that has a gross book value of in excess of 2% of Consolidated Net Tangible Assets other than any such property which, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Subsidiaries taken as a whole.

  The term Restricted Subsidiary is defined to include any corporation in which the Company owns voting securities entitling it to elect a majority of the directors and which either is designated a Restricted Subsidiary in accordance with the Indenture or (i) existed as such on the date of the Indenture or is the successor to, or owns, any equity interest in, a corporation which so existed, (ii) has its principal business and assets in the United States (including Puerto Rico and other territories and possessions), (iii) such business is other than the obtaining of financing in capital markets outside the United States or the financing of the acquisition or disposition of real or personal property or dealing in real property for residential or office building purposes, and (iv) does not have assets substantially all of which consist of the securities of one or more corporations which are not Restricted Subsidiaries.

  The term Sale and Leaseback Transaction is defined to include a sale or transfer made by the Company or a Restricted Subsidiary of any Principal Facility which has been in operation, use, or commercial production (or in the case of a parcel of real property, has been owned) by the Company or any Restricted Subsidiary for more than 120 days prior to such sale or transfer if such sale or transfer is made with the intention of leasing such Principal Facility to the Company or a Restricted Subsidiary, except (i) a lease for a period of not exceeding 36 months and (ii) a lease that secures or relates to certain governmental obligations issued in connection with the financing of the cost of construction or acquisition of such Principal Facility.

  The term Secured Debt is defined to include any indebtedness for borrowed money of the Company or any Restricted Subsidiary which is secured by (i) a Security Interest in any Principal Facility or portion thereof or (ii) a Security Interest in shares of stock owned by the Company in a Restricted Subsidiary or in indebtedness for money borrowed by a Restricted Subsidiary from the Company or another Restricted Subsidiary. The securing in the foregoing manner of any debt which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time such security is given.

  The term Superior Indebtedness is defined to include any obligation of the Company or any Restricted Subsidiary which (i) as of the date of its creation, was or may be payable by its terms more than one year from the date of incurrence thereof, (ii) under generally accepted accounting principles should be shown as a liability on a consolidated balance sheet of the Company, and (iii) in the case of such an obligation of the Company, is not subordinate and junior in right of payment to the prior payment of the Securities.

RESTRICTION ON SECURED DEBT

  The Indenture provides that the Company will not, and will not cause or permit a Restricted Subsidiary to, create, incur, assume or guarantee any Secured Debt unless the Securities will be secured equally and ratably with (or prior to) such Secured Debt, with certain exceptions. Among permitted Secured Debt is indebtedness secured by (i) certain Security Interests to secure payment of the cost of acquisition, construction, development or improvement of property, (ii) Security Interests on property at the time of its acquisition by the Company or a Restricted Subsidiary, which Security Interests secure obligations assumed by the Company or a Restricted Subsidiary, or on the property or on the outstanding shares of indebtedness of a corporation at the time it becomes a Restricted Subsidiary or is merged into the Company or a Restricted Subsidiary or the Company or a Restricted Subsidiary acquires the properties of such corporation substantially as an entirety, (iii) Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or any Restricted Subsidiary, (iv) Security Interests securing governmental obligations issued in connection with the financing of the cost of construction or acquisition of a Principal Facility, (v) Security Interests securing indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary, (vi) mechanics' and other statutory liens in respect of obligations not due or being contested, (vii) liens for taxes not yet delinquent or being contested in good faith, (viii) judgment liens arising in connection with legal proceedings so long as such proceedings are being contested and execution is stayed, (ix) certain landlords' liens on fixtures,
(x) the extension of existing Security Interests on Principal Facilities to additions, extensions or improvements, (xi) certain Security Interests in favor, or made at the request, of governmental bodies, and (xii) Security Interests by reason of deposits to qualify the Company or a Restricted Subsidiary to conduct business or to maintain self-insurance. Additionally, such permitted Secured Debt includes any extension, renewal or refunding, in whole or in part, of any Secured Debt permitted at the time of the original incurrence thereof.

  In addition to the foregoing, the Company and its Restricted Subsidiaries may create, incur, assume or guarantee Secured Debt, without equally and ratably securing the Securities, if the sum of (i) the amount of Secured Debt entered into after the date of the Indenture and otherwise prohibited by the Indenture plus (ii) the aggregate present value of Sale and Leaseback Transactions entered into after the date of the Indenture and otherwise prohibited by the Indenture does not exceed 5% of Consolidated Net Tangible Assets. (Section 4.04)

RESTRICTIONS ON SALE AND LEASEBACK TRANSACTIONS

  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction, unless (i) the Company or such Restricted Subsidiary would be entitled to incur Secured Debt permitted by the Indenture only by reason of the provision described in the preceding paragraph equal in amount to the value of the Sale and Leaseback Transaction without equally and ratably securing the Securities or (ii) the Company or a Restricted Subsidiary applies or commits to apply an amount equal to the net proceeds of the property sold pursuant to the Sale and Leaseback Transaction (a) to the acquisition, construction or improvement of a Principal Facility or (b) to the redemption of Securities or to the repayment of other Superior Indebtedness of the Company or of any Restricted Subsidiary. In lieu of applying all or any part of such amount to the redemption of Securities, the Company may deliver to the Trustee

Securities for cancellation and thereby reduce the amount to be applied to the redemption of Securities by an amount equivalent to the aggregate principal amount of Securities delivered. Securities so redeemed or delivered will not be used as credits against any mandatory sinking fund payments. (Section 4.05)

RESTRICTIONS ON TRANSFERS OF PRINCIPAL FACILITIES

  The Indenture provides that the Company will not itself, or permit any Restricted Subsidiary to, transfer any Principal Facility to any Subsidiary which is not a Restricted Subsidiary unless it applies or commits to apply an amount equal to the fair value of such Principal Facility at the time of such transfer (i) to the acquisition or improvement of a Principal Facility or (ii) to the optional redemption of Securities or to the repayment of other Superior Indebtedness of the Company or of any Restricted Subsidiary. In lieu of applying all or any part of such amount to the redemption of Securities, the Company may deliver to the Trustee Securities for cancellation and thereby reduce the amount to be applied to the redemption of Securities by the principal amount of the Securities so delivered. Securities so redeemed or delivered will not be used as credits against any mandatory sinking fund payments. (Section 4.06)

RESTRICTIONS ON MERGERS, CONSOLIDATIONS AND TRANSFERS OF ASSETS

  The Indenture provides that the Company will not consolidate or merge into or transfer or lease all or substantially all of its assets to another person unless (i) the person is a corporation organized under the laws of the United States of America or any state thereof which assumes by supplemental indenture all the obligations of the Company relating to the Securities and the Indenture and (ii) immediately after the transaction no Default exists. Upon any such consolidation, merger or transfer, the successor corporation will be substituted for the Company under the Indenture. The successor corporation may then exercise every power and right of the Company under the Indenture, and the Company will be released from all of its liabilities and obligations in respect of the Securities and the Indenture. In the event the Company leases all or substantially all of its assets, the lessee corporation will be the successor to the Company and may exercise every power and right of the Company under the Indenture but the Company will not be released from its obligations to pay the principal of and interest on the Securities. (Article 5)

WAIVERS AND MODIFICATION OF THE INDENTURE

  Certain amendments of the Indenture and waivers of its terms may be made by the Company and the Trustee without the consent of any of the holders of Securities while others may be made only with the consent of the holders of a majority in principal amount of the outstanding Securities of each series issued under the Indenture which is affected by the amendment or waiver, provided that no such amendment or waiver may, without the consent of the Securityholder affected: (i) reduce the principal of or change the fixed maturity of any such Security or reduce the amount of or change the time for payment of any mandatory sinking fund or like payment; (ii) reduce the rate of or change the time for payment of any interest on any Security; (iii) change the currency of payment of any Security; (iv) impair the right to institute suit for the enforcement of any payment of the principal of, or interest on, any Security; or (v) reduce the amount of Securities whose holders must consent to an amendment or waive any terms of the Indenture with respect to the series (Section 9.01, 9.02). The Company is authorized to fix a record date for the purpose of determining Securityholders whose consents will be sought and the Trustee is authorized to accept such consents if received within 60 days of the record date. (Section 9.07)

DEFAULTS AND REMEDIES

  The Indenture defines an Event of Default with respect to any series of Securities as: (i) default for 30 days in the payment of any interest on such series; (ii) default for five days in any payment of principal on such series when due; (iii) default for 60 days after appropriate notice in performance of any other agreement in the Indenture with respect to such series or in the Securities of such series; (iv) uncured or unwaived default on any other obligation for borrowed money of the Company (including default by the Company on any guaranty of an obligation for borrowed money of a Restricted Subsidiary) beyond any period of grace with respect thereto if
(a) the aggregate principal amount of such obligation in respect of which principal or interest is and remains in default is in excess of $50,000,000,
(b) either the default has resulted in acceleration of the time of payment of principal or the default is a nonpayment of principal or interest which, under the terms of the obligation, could result in the immediate acceleration of the time of payment, and (c) the default is not being contested by the Company in good faith and by appropriate proceedings; or (v) certain events of bankruptcy. No Event of Default with respect to a particular series of Securities necessarily constitutes an Event of Default with respect to any other series of Securities issued under the Indenture, other than under preceding clauses (iv) or (v). In case an Event of Default shall occur and be continuing with respect to any series of Securities, the Trustee or the holders of not less than 25% in principal amount of the Securities then outstanding of the series may declare the principal of such series (or such portion of the principal as may be specified as due upon acceleration at that time in the terms of that series) to be due and payable. Any Event of Default with respect to a particular series of Securities may be waived by the holders of a majority in principal amount of the outstanding Securities of such series, except a failure to pay the principal of, or interest on, such Security. (Sections 6.01, 6.02, 6.04)

  The Indenture requires the Company to file annually with the Trustee an Officer's Certificate as to the absence of Defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of the Securities of any Default (except in payment of principal or interest) if it considers it in the interest of the holders of the Securities to do so. (Sections 4.07, 7.05)

  Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request of the Securityholders unless the Trustee receives satisfactory Indemnity. Subject to such provisions for indemnification and certain other rights of the Trustee, the Indenture provides that the holders of a majority in principal amount of the outstanding Securities of any series affected may direct the time, method and place of conducting any proceeding for any remedy for that series which is available to the Trustee or exercising any trust or power conferred on the Trustee for the benefit of such series. (Sections 6.05, 7.01)

DEFEASANCE AND TERMINATION OF OBLIGATIONS

  By irrevocably depositing in trust with the Trustee an amount of money or the equivalent in U.S. Government Obligations or, in the case of Securities denominated in a foreign currency, Foreign Government Obligations which is sufficient to pay the principal of, interest and any mandatory sinking fund payments on, a series of Securities to maturity or redemption, (a) the Company may be relieved of all of its obligations under the Indenture and under such series of Securities (except certain administrative obligations and obligations to compensate, reimburse and indemnify the Trustee), if the series of Securities matures or is to be called for redemption within one year, (b) the Company may be relieved of all of its obligations under the Indenture and under such series of Securities (except certain administrative obligations and obligations to compensate, reimburse and indemnify the Trustee), if such series of Securities so provides; and (c) the Company may terminate all of its obligations under restrictive covenants relating to creation of secured debt (Section 4.04), sale and leaseback transactions (Section 4.05), and transfers of principal facilities (Section 4.06) and failure to comply with these provisions will not be an Event of Default with respect to a series of Securities which so provides. (Section 8.01)

  In cases (a) and (b), holders of such a series of Securities would be able to look only to the trust fund for payment of principal of, interest and any mandatory sinking fund payments on, such series of Securities until maturity.

  In case (c), if a series of Securities were declared due and payable because of the occurrence of any Event of Default other than for failure to comply with the restrictive covenants described in case (c), the amount of money and U.S. Government Obligations or Foreign Government Obligations, as the case may be, on deposit with the Trustee would be sufficient to pay amounts due on the Securities of such series at the time of their stated maturity but might not be sufficient to pay amounts due on the Securities of the series at the time of the acceleration resulting from such Event of Default. The Company, however, would remain liable for such payment.

  In cases (a) and (b), the deposit of money or U.S. Government Obligations or Foreign Government Obligations, as the case may be, is likely to be treated as a taxable exchange of the series of Securities for an issue of obligations of the trust or a direct interest in the cash and U.S. Government Obligations or Foreign Government Obligations, as the case may be, held in the trust fund. In that case holders of the Securities would recognize gain or loss as if the trust obligations or the cash or U.S. Government Obligations or Foreign Government Obligations deposited, as the case may be, had actually been received by them in exchange for their Securities. Such holders thereafter might be required to include in income a different amount than would be includable in the absence of the defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of the defeasance.

THE TRUSTEE

  The Trustee for the Offered Securities will be named and any relationship between the Trustee and the Company or its affiliates will be described in the Prospectus Supplement.

                             PLAN OF DISTRIBUTION

  The Company may sell Securities through underwriters or agents or directly to other purchasers, including broker-dealers as principals. The Prospectus Supplement with respect to the Offered Securities sets forth the terms of the offering of the Offered Securities, including the name or names of any underwriters and the respective amount of the Securities underwritten, the names of any agents involved in the offer or sale of the Offered Securities, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any commissions payable to agents, any initial public offering price, and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  If the Offered Securities are sold through underwriters, they will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either (i) through underwriting syndicates or (ii) directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities are named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters are set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

  If broker-dealers are used in the sale, the Company will sell the Securities to the dealers as principals. The dealers may then resell the Securities to the public at varying prices to be determined by such dealers at the time of resale.

  The Securities may be sold directly by the Company or through agents designated by the Company from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment. As one of the means of direct issuance of the Securities, the Company may, through an agent, conduct an electronic "dutch auction" of the Securities among potential purchasers who are eligible to participate in such auction, as more fully described in the Prospectus Supplement.

  In the event that the Offered Securities are not listed on a national securities exchange, certain broker-dealers may make a market in the Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Offered Securities or as to the liquidity of the trading market for the Offered Securities, whether or not the Offered Securities are listed on a national securities exchange. The Prospectus Supplement with respect to the Offered Securities will state, if known, whether or not any broker-dealer intends to make a market in such Offered Securities. If no such determination has been made, the Prospectus Supplement will so state.

  If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or broker-dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

  Agents, underwriters and broker-dealers may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents, underwriters or broker-dealers may be required to make in respect thereof. Agents, underwriters and broker-dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL MATTERS

  Certain legal matters in connection with this offering will be passed upon for the Company by
J. Patrick Fitzsimmons, Corporate Counsel of the Company, and for the Underwriters by Sidley & Austin, One First National Plaza, Chicago, Illinois 60603. Mr. Fitzsimmons is a full-time employee of the Company and as of the date of this Prospectus, owns and holds options to acquire shares of the Company's common stock. Sidley & Austin acts as special counsel for the Company and certain subsidiaries of the Company on various matters.

                                    EXPERTS

  The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  With respect to the unaudited consolidated financial information of Baxter for the three-month periods ended March 31, 1997 and 1996, the six-month periods ended June 30, 1997 and 1996, and the nine-month periods ended September 30, 1997 and 1996, incorporated by reference in this Prospectus, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 10, 1997, August 7, 1997 and November 13, 1997, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and 11 of the Act.

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  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUP-PLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE-SENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTI-TUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECU-RITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPEC-TUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

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                               TABLE OF CONTENTS

                                                                            PAGE
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                             PROSPECTUS SUPPLEMENT

The Company................................................................ S-2
Recent Developments........................................................ S-2
Selected Financial Data.................................................... S-2
Description of Debentures.................................................. S-4
Underwriting............................................................... S-6

                                  PROSPECTUS

Available Information......................................................   2
Documents Incorporated by Reference........................................   2
The Company................................................................   3
Use of Proceeds............................................................   3
Description of Securities..................................................   3
Plan of Distribution.......................................................  10
Legal Matters..............................................................  11
Experts....................................................................  11

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                                     LOGO

                           Baxter International Inc.

                                 $250,000,000

                               6 5/8% Debentures

                             due February 15, 2028

                                  PROSPECTUS
                                  SUPPLEMENT

                          CREDIT SUISSE FIRST BOSTON

                             GOLDMAN, SACHS & CO.

                               J.P. MORGAN & CO.

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